UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 26, 2007

OSI SYSTEMS, INC.

(EXACT NAME OF REGISTRANT SPECIFIED IN CHARTER)

CALIFORNIA	000-23125	330238801
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

12525 CHADRON AVENUE

HAWTHORNE, CA 90250

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

(310) 978-0516

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

In November 2002, L-3 Communications Corporation brought suit against us in the District Court for the Southern District of New York seeking a declaratory judgment that L-3 Communications had not breached its obligations to us concerning the acquisition of PerkinElmer’s Security Detection Systems Business. We asserted counterclaims against L-3 Communications for, among other things, fraud, breach of fiduciary duty, breach of contract and failure to negotiate in good faith.

On May 24, 2006, the jury in the case returned a verdict in our favor and awarded us $125 million in damages. The jury found that L-3 Communications had breached its fiduciary duty to us and had committed fraud. The jury awarded us $33 million in compensatory damages and $92 million in punitive damages. In addition, the jury also found that we had breached a confidentiality agreement and awarded L-3 Communications nominal damages of one dollar.

In response to the verdict, L-3 Communications moved for judgment as a matter of law or, in the alternative, a new trial or a reduction in the amount of the verdict. On February 26, 2007, U.S. District Judge Paul A. Crotty denied L-3 Communications’ motion, upholding the jury’s verdict in full. On February 27, 2007, we issued a press release announcing Judge Crotty’s decision in this case. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein in its entirety by this reference.

L-3 Communications has announced that it intends to appeal the case.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1:	Press Release of OSI Systems, Inc., dated February 27, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSI SYSTEMS, INC.
Date: February 27, 2007

	By:	/s/ Victor Sze
Victor Sze General Counsel

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of OSI Systems, Inc., dated February 27, 2007.